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                                                           Annex A

February 25, 2000


Special Committee of the Board of Directors
Centennial HealthCare Corporation
400 Perimeter Center Terrace, Suite 650
Atlanta, Georgia 30346

Attention:  Mr. Bob L. Wood
            Chairman of the Special Committee

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Centennial HealthCare Corporation (the "Company") of the consideration to be paid to them in connection with the proposed tender offer (the "Tender Offer") for all shares of the Company Common Stock, par value $0.01 per share (the "Common Stock"), by, and the proposed merger (the "Merger") of the Company with, Hilltopper Acquisition Corp. ("Acquisition Sub"), a wholly owned subsidiary of Hilltopper Holdings Corporation ("Parent"), a company formed at the direction of E.M. Warburg Pincus & Co., LLC (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of February 25, 2000 (the "Agreement"), among the Company, Parent and Acquisition Sub, Acquisition Sub will offer to purchase all shares of Common Stock in the Tender Offer for $5.50 per share and then will merge with and into the Company, and each share of Common Stock, issued and outstanding immediately prior to the effective time of the Merger (other than shares contributed to Parent by certain institutional shareholders of the Company and certain members of senior management of the Company (the "Contributing Shareholders"), dissenting shares and shares canceled pursuant to the Agreement) shall be converted into the right to receive an amount in cash, without interest, equal to $5.50.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company; (v) the audited financial statements of the Company for the fiscal year ended December 31, 1998 and the unaudited financial statements of the Company for the periods ended March 31, June 30, September 30, and December 31, 1999; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company; (vii) certain internal financial analyses, forecasts and other information prepared by the Company and its management (collectively, the "Financial Information"); and (viii) the terms of certain other business combinations that we deemed relevant.

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In addition, we have held discussions with certain members of the management of the Company and with outside auditors with respect to certain aspects of the Tender Offer and the Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Tender Offer and the Merger on the financial condition and future prospects of the Company, and certain other matters we considered necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. We have also held discussions with the Company's internal and external counsel regarding the status and potential impact of the pending OIG investigation.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on the Financial Information provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such Financial Information relates. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company with respect to the proposed Tender Offer and the proposed Merger and will receive a fee from the Company for our services. Please be advised that we have no other current financial advisory or other relationships with the Company. We acted as financial advisor to a Special Committee of the Board of Directors of the Company with respect to a proposed merger transaction between the Company and affiliates of Welsh, Carson Anderson & Stowe, VI, L.P. in October 1998, which was terminated prior to consummation. J.P. Morgan Securities Inc. and its affiliates maintain an ongoing relationship with the Buyer and have advised, financed and undertaken capital markets transactions with the Buyer. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

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On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Tender Offer and the proposed Merger is fair, from a financial point of view, to such stockholders.

This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any offer to purchase, proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. MORGAN SECURITIES INC.


By:    /s/ John D. Fowler
    -------------------------
    Name:  John D. Fowler
    Title: Managing Director